Exhibit 10.26

CONTRACT OF EMPLOYMENT

(Secondment)

This Contract of Employment (“Contract”) is entered into by and between:

NESS Technologies Inc, a Delaware corporation having offices at Hackensack  3 University Plaza Suite 600 Hackensack, New Jersey 07601 USA represented herein by Mr. Raviv Zoller, President and CEO and Mr. Shai Onn, President – European Operations,  (“Employer”),

and

Mr. Ivan Hruška born on 04/09/1959, permanently domiciled at

Kuzmányho 7, 040 01 Košice, Slovakia (Employee)

(“Employee”).

ARTICLE I

1.           The Employee will work as Senior Executive in favour of the Employer.

2.           The Employee commences work on March 1, 2004

3.           The place of work is subject to written agreement between the Employer and the Employee. The Employee agrees that the Employer may second him, subject to the Employee’s written consent, to any company within the NESS Technologies Inc. group of companies to make the optimum use of resources within the NESS Technologies Inc. group.

4.           The basic terms and conditions under which the Employee will perform work for the Employer are set out in the Offer Letter of Employment at NESS Technology Inc., dated January 29th 2004, that is an integral part of this Contract (Attachment A the terms of which are hereby incorporated herein by reference). The Offer Letter of Employment thus becomes binding on the date of signing this Contract by both parties.

5.           In case that any provision of the Offer Letter of Employment deviates from the corresponding provision of this Contract, the Contract shall prevail.

ARTICLE II

1.           Employee acknowledges that he/she is at “at will” employee of  Employer.

2.           In addition to the immediate termination provision set forth in the Offer Letter of Employment the Contract may be terminated by either party hereto by a written notice of termination given 6 months in advance, which shall remain unaffected by termination of any secondment. A shorter period of termination may be possible if agreed and accepted by both parties in writing.

ARTICLE III

1.           The Employee will receive from the Employer a compensation made up of a fixed salary component and a variable (bonus-related) component. The compensation due for work performed under this Contract shall be 100% of the total annual compensation set out in the Offer Letter of Employment as the Employee is expected to perform work under this Contract for approximately 260 days per annum.

2.           The compensation is to be paid out for the current month on the 15th day of the following month. If this day is not a working day, the payment shall be made on the next working day.

3.           The Employer undertakes to ensure that the Employee is provided with various benefits in accordance with, and under fulfilment of the criteria set out in, the Offer Letter of Employment.

ARTICLE IV

1.           The Employee has to observe the directions, policies, rules and regulations, of the Employer during the performance of her/his work.

2.           The Employee is obliged to perform his/her function in person and work according to her/his best capacities and power. He/she is also obliged to keep the Working Discipline and to observe the Work Safety and Health Protection rules in force from time to time at any place where he/she is employed to work.

3.           The Employee is under obligation of secrecy of all facts and information that he/she has acquired during the performance of his/her function, especially of the companies system of work, commercial policy, commercial relations and contracts and the internal organisation of the companies commercial activities. The Employee declares to take note of the fact that all this information are commercial secrets and he/she is obliged not to apply any of this information and knowledge without the Employers agreement in favour of the Employees own commercial activities or in favour of a third person during his employment and for three years after the end of his/her employment in the company.

4.           Employee agrees that upon termination of his services hereunder he will immediately surrender (or delete upon employer request) and turn over to the Employer all books, forms, records, reports, lists and all other papers and writings, all employer data files maintained or in the possession, including items storing computer memory, relating to the Employer and its business, and all other property belonging to the Employer, it being understood and agreed that the same are solely the property of the Employer, except documents needed by the employee for legal or tax purpose. Employer shall have full title and rights in any invention or development created by Employee during his/her employment.

5.           The Employee is obliged to act and behave in a way not to endanger or damage the Employer’s reputation during the fulfilling of his/her tasks and in other relations

6.           If the agreement is terminated by employee then for a period of six months of the termination the employee shall not directly or indirectly work for or provide services to any direct competitor of Ness.

7.           Furthermore the employee undertakes that for a period of 12 month after termination he will not first actively solicit any employee or customer of Ness to leave Ness.

ARTICLE V

1.           This Contract and the Offer Letter of Employment, the terms of which are incorporated herein by reference, contain the complete, full and exclusive understanding of the Employer and Employee with respect to Employee’s employment by Employer and supersedes any and all other oral or written agreements between the parties hereto with respect to this subject matter

2.           This Contract may be amended only if the Employer as well as the Employee consent to the amendment in writing.

ARTICLE VI

1.           All rights and obligations of the parties following from this Contract are regulated by the laws of the State of New York, without regard to conflict of laws rules thereof, to the extent that the application of the laws of another jurisdiction would be required thereby.

2.           Employee agrees that any material breach of this Contract by him could cause irreparable damage to the Employer and that in the event of such material breach the Employer shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of his obligations hereunder.

ARTICLE VII

1.           This Contract is a personal contract and, except as specifically set forth herein, Employee’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Employee.  The rights and obligations of Employer hereunder may, in whole or in part, be sold, transferred or assigned by Employer to any affiliated or successor corporation; provided, however, that any such transfer will not relieve Employer of its obligations hereunder and will not harm the employee in anyway.

2.           This Contract of Employment has been written in two equal copies in the English language, one copy for the Employee and one copy for the Employer.

Done in                            , this 26 day of February, 2004

/s/ Ivan Hruška	/s/ Raviv Zoller, /s/ Shai Onn
Employee	NESS Technologies, Inc.